                                                                    EXHIBIT 10.8

                          CALL CENTER SERVICE AGREEMENT

            This Call Center Service Agreement (the "Service Agreement") is made this 2nd day of July, 1998 (the "Effective Date") by and between America's Doctor, Inc., a Delaware corporation ("AD") and Medical Advisory Systems, Inc., a Delaware corporation ("MAS").

                                    RECITALS

            WHEREAS, AD is a company formed to implement real-time medical information and related services via the Internet; and

            WHEREAS, AD will provide its services to its users through Physicians and other health staff located at one or more call center(s) (the "Call Center"); and

            WHEREAS, AD does not and will not engage in the practice of medicine; and

            WHEREAS, MAS is a company headquartered at 8050 Southern Maryland Boulevard, Owings, Maryland 20736 (the "MAS Office") providing medical assistance products and services twenty-four hours (24) a day utilizing a worldwide telecommunications system; and

            WHEREAS, MAS will operate the AD Call Center in a manner such that neither MAS nor AD will engage in the practice of medicine; and

            WHEREAS, MAS has agreed to purchase Fifty Thousand (50,000) shares of common stock of AD (the "MAS Stock") pursuant to the terms of a Stock Purchase Agreement of even date herewith; and

            WHEREAS, in consideration for the MAS Stock, MAS has agreed to pay AD the sum of One Million Dollars ($1,000,000) (the "Stock Purchase Price"); and

            WHEREAS, the Stock Purchase Price shall be paid by MAS to AD by way of credits

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                                                                               2


for services rendered, certain assets purchased by MAS and cash payments by MAS to AD pursuant to this Service Agreement; and

            WHEREAS, AD has agreed to promote MAS's core programs and core lines of business, including its 800 Series and 900 voice telephone service, on AD's site on America Online ("AOL").

            NOW THEREFORE, in consideration of the foregoing recitals and the premises and the consideration set forth herein, AD and MAS hereby agree as follows:

            1. Incorporation of Recitals. The foregoing recitals are incorporated as part of this Service Agreement as if set forth fully herein.

            2. Term.

            (a) The term of this Service Agreement shall be for two (2) years (the "Initial Term") commencing on the Effective Date. At the conclusion of the Initial Term, unless either party hereto gives notice of termination as provided in Section 2(b) below, the Service Agreement shall automatically renew for a term of one (1) year (the "Renewal Term"). At the conclusion of the Renewal Term, unless either party hereto gives notice of termination as provided in
Section 2(b) below, the Service Agreement shall automatically renew for a term of two (2) years (the "Extended Term").

            (b) Either party to this Service Agreement may terminate the Service Agreement without cause by providing written notice of termination not less than ninety (90) days prior to the expiration of the Initial Tenn, the Renewal Term or the Extended Term.

            3. Exclusivity. During the Term of this Service Agreement, or unless otherwise agreed to by MAS, during the term of this Service Agreement, MAS shall be the exclusive provider of

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                                                                               3


Call Center services to AD.

            4. Goals and Objectives. AD and MAS agree that the goals and objectives to be achieved through this Service Agreement are as follows:

            (a) Create and operate a twenty-four (24) hour a day three hundred sixty-five (365) day a year Call Center to service the needs of AD's users;

            (b) Establish and maintain high quality services for AD's users;

            (c) Commence operations of the Call Center in a timely manner as set forth in AD's Business Plan;

            (d) Provide and maintain AD's Call Center services within the budget for such services set forth in AD's Business Plan;

            (e) Respond to a minimum of thirty thousand (30,000) AD user transactions in the first month of operation of the Call Center, with monthly increases pursuant to AD's Business Plan or actual usage, whichever is greater;

            (f) Minimize wait time for AD's users;

            (g) Respond to each user's questions timely, accurate and completely; and

            (h) Staff the Call Center with qualified Board Eligible/Board Certified Physicians and other qualified health care professionals;

            (i) Training Call Center Physicians and other health care professionals to respond to a minimum of eight (8) user inquiries per hour.

            5. MAS Responsibilities. MAS shall use reasonable business efforts to provide and maintain the following goods and services in a timely, efficient and effective manner:

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                                                                               4


            (a) Installation of fifteen (15) work stations. MAS shall purchase and maintain all of the furnishings, computer equipment, connections, communication lines, service, software (other than software being developed by The Brook Group). MAS shall further purchase the server(s) and other equipment necessary to operate the Call Center. MAS shall comply with all of the specifications set forth in the proposal by Management Works attached to this Service Agreement as Exhibit A (the "Specification"). The Specifications may be modified by AD provided that such modification(s) does not increase the cost to MAS of fulfilling the Specifications. AD shall provide MAS with any such modifications prior to MAS ordering any item in the Specifications. MAS, with AD's consent, may modify the Specifications provided that any such modification(s) provide for matching equivalent specifications sufficient to fulfill AD's needs for the project;

            (b) Recruit and hire a sufficient number of Board Eligible/Board Certified Physicians (the "Physicians") as per the Business Plan, as well as other qualified professionals, such as dieticians, nurses, etc. (the "Health Staff") to staff and service the Call Center in a manner allowing AD to accurately respond to its users' requests in a timely manner;

            (c) Develop a training program for and train the Physicians and the Health Staff;

            (d) Provide twenty-four (24) hour supervision of the Physicians and the Health Staff;

            (e) Provide AD with spillover access to physicians employed by MAS who primarily provide services for MAS core business operations (the "MAS Physicians") to assist with the AD Call Center;

            (f) Provide the AD Call Center Physicians and Health Staff with access to MAS's

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                                                                               5


health care reference data bases and other resource materials;

            (g) Enter into a joint venture with AD for the purpose of the marketing and sales of MAS's premium services to corporations, insurance companies, HMO's, medical institutions, sophisticated medical consumers and medically troubled populations;

            (h) Provide such other services and resources as are necessary to operate the Call Center in an efficient and effective manner.

            6. Physician and Health Staff Recruitment and Hiring. Immediately upon the execution of this Service Agreement, MAS shall commence recruiting and hiring the Physicians and Health Staff necessary to adequately staff the AD Call Center. Unless otherwise directed by AD in accordance with Section 23(b) herein, the Physicians and Health Staff shall be hired as independent contractors by MAS or an MAS subsidiary or affiliate. MAS shall require all Physicians and Health Staff to sign a contract containing a non-competition clause restricting the Physicians and Health Staff from working for another online medical information service in competition with AD. In addition to the non-competition provision, the contract between MAS and the Physicians and Health Staff shall contain provisions requiring the Physicians and Health Staff to comply with the procedures and protocols which shall be developed by AD and implemented by MAS. MAS may pay Physicians up to $60.00 per hour, exclusive of any benefits and other payroll costs. If MAS wishes to pay a Physician more than $60.00 per hour, MAS must first obtain the approval of AD, which approval shall not be unreasonably withheld. MAS shall obtain approval from AD for the hourly rates to be paid to the Health Staff. Such approval shall not be unreasonably withheld.

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                                                                               6


            7. Training. MAS shall design and administer a program to train the AD Call Center Physicians and Health Staff. This training program shall be approved by AD. In addition to the initial training, MAS shall provide AD Call Center Physicians and Health Staff with ongoing continuing education and training. The content and frequency of the ongoing training shall be agreed upon by AD and MAS.

            8. Online Service/Equipment Issues. MAS agrees that if AD suffers an interruption in service as a result of any equipment failure or other problem attributable to the Call Center, MAS shall provide AD with an assessment evaluation within fifteen ( 15) minutes of the system failure, and a full evaluation within thirty (30) minutes of- the system failure. MAS shall notify an AD designee within fifteen (15) minutes of any system failure.

            9. Backup/Redundancy Plan. MAS shall implement the backup/redundancy plan agreed to between AD and MAS.

            10. MAS Report Data Delivery. MAS shall provide such reports and data reasonably requested by AD. Such reports and data shall include, but not be limited to: Call Center usage; user wait time; response time; and zip code specific usership reports. MAS shall provide such reports and data to AD upon request by a designated AD representative.

            11. Ownership of Equipment/ Risk of Loss.

            (a) All equipment, including connections, furnishings and software purchased by MAS for the AD Call Center (the "Equipment") pursuant to this Service Agreement shall be titled in the name of and owned by AD. MAS shall provide AD with written documentation specifying the Equipment purchased and containing proof of payment. Any additional furnishings and equipment

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                                                                               7


purchased by MAS for the AD Call Center shall be owned by MAS unless by agreement, AD shall reimburse MAS for such furnishings and equipment in which event such furnishings and equipment shall become part of the Equipment. The term Equipment also includes any equipment, including connections, furnishings and software purchased directly by AD and placed at the AD Call Center. All of the Equipment shall be clearly labeled as owned by AD and MAS shall maintain a complete and up-to-date lists of all of the Equipment.

            (b) AD shall bear the risk of loss for damage to the Equipment, except however, if such damage is caused by the gross negligence or willful neglect of MAS, then, in such event, MAS shall bear the risk of loss.

            12. Call Center Start-Up. For purposes of this Service Agreement, the start-up date for the Call Center shall be two (2) weeks prior to the soft launch of the AD service, pursuant to AD's contract with AOL. The period from the Effective Date through the Start-up Date shall be referred to herein as the "Pre-Start-up Period." The period after the Start-up Date shall be referred to herein as the "Post-Start-up Period.

            13. Credit Against Stock Purchase Price.

            (a) In consideration for the services enumerated below, which shall be performed during the Pre-Start-Up Period, MAS shall receive as a credit against the Stock Purchase Price the total sum of $360,000.

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                                                                               8


            ------------------------------------------------------------
            Service                                              Credit
            -------                                              ------
            ------------------------------------------------------------
            (i) May and June Rent ($5,000 per month)             $10,000
            ------------------------------------------------------------
            (ii) Installation of fifteen (15) Work Stations,
            including but not limited to, workstations,
            furniture, server(s), communication connectors and
            software per Management Works specifications        $200,000
            ------------------------------------------------------------
            (iii) Hiring and Start-up training of Physicians,
            Health Staff and Supervisors (not including the
            actual cost of salaries, which shall be treated in
            accordance with Sections 15 and 16 herein)           $60,000
            ------------------------------------------------------------
            (iv)  MAS Management Salaries                        $60,000
            ------------------------------------------------------------
            (v)  Benefits on Management Salaries                 $15,000
            ------------------------------------------------------------
            (iv)  Systems Coordination, Hardware and             $15,000
            Generator
            ------------------------------------------------------------
                                                       Total:   $360,000
            ------------------------------------------------------------

            (b) If the cost of providing the fifteen (15) Work Stations and related Equipment exceeds the projected cost as set forth in the Management Work Specifications, MAS shall receive additional credit against the Stock Purchase Price for each dollar the actual cost exceeds the total Management Works projected cost.

            14. Payment Against The Stock Purchase Price And Issuance of the MAS Stock.

            (a) MAS shall make total cash payments of Six Hundred Forty Thousand Dollars ($640,000) against the Stock Purchase as follows: (i) commencing seven
(7) days from the date on

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                                                                               9


which AD shall first pay a MAS monthly invoice in accordance with Section 16 below (the "Initial MAS Payment Date"), and on the 7th day following the date on which AD pays each MAS monthly invoice for each of ten (10) successive months following the Initial MAS Payment Date, MAS shall pay AD the sum of Fifty Three Thousand Three Hundred Twenty Dollars ($53,320.00); and (ii) on the 7th day following the date on which AD pays the monthly invoice for the eleventh (1lth) month following the Initial MAS Payment Date, MAS shall pay AD the sum of Fifty Three Thousand Four Hundred Eighty Dollars ($53,480.00).

            (b) Provided MAS has fully performed in accordance withSection 13(a) herein, upon the Start-up Date, AD shall issue MAS the total of Eighteen Thousand (18,000) shares of the MAS Stock.

            (c) AD shall issue to MAS Two Thousand Six Hundred Sixty Six (2,666) shares of the MAS Stock upon receipt by AD of each payment of Fifty Three Thousand Three Hundred Twenty Dollars ($53,320.00) in accordance with Section 14(a) herein.

            (d)AD shall issue to MAS Two Thousand Six Hundred Seventy Four (2,674) shares of the MAS Stock upon receipt by AD of the final payment of Fifty Three Thousand Four Hundred Eighty Dollars ($53,480.00) in accordance with
Section 14(a) herein.

            15.Post Start-up Period Management. During the Post Start-up Period MAS shall provide Call Center management oversight such that AD shall be able to fill the following positions at a cost less than projected in the AD Business Plan (as defined in the MAS Stock Purchase Agreement):

            (a) Vice President of Information Technology;

            (b) Vice President of Health Services;

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                                                                              10


            (c) Director of Provider Education; and

            (d) Administrator/Coordinator

            16. MAS Billing.

            (a) MAS shall bill AD monthly for services provided AD under the terms of this Service Agreement, including the services provided pursuant to
Section 6 herein. Subject to Section l6(f) below, payment shall be due ten (10) days after receipt of MAS's invoice by AD. When MAS's total monthly bills to AD exceed Two Hundred Thousand Dollars ($200,000), MAS may, at its option, bill AD every two (2) weeks. Subject to Section 16(f) below, payment shall be due within ten (10) days of AD's receipt of each biweekly billing statement.

            (b) MAS shall charge AD, MAS's actual cost plus ten percent (10%), but in no event less than Twenty Six Thousand Dollars ($26,000) per month, for Physicians, other Health Staff and Supervisory Personnel. Upon the earlier to occur of: (i) AD being profitable on a cash basis for three (3) consecutive months; or (ii) the tenth (10th) month after the Effective Date, MAS may increase the charge to AD for Physicians and Health Staff to its actual cost plus twenty percent (20%), but in no event less than Twenty Six Thousand Dollars ($26,000) per month. Provided, however, that pursuant to Section 25 herein, if MAS is permitted by AD, pursuant to Section 25 herein, to contribute an additional Five Hundred Thousand Dollars ($500,000) of ongoing operation and management services in exchange for additional common stock in AD at a valuation to be determined by AD, MAS shall continue to charge its actual cost plus ten percent (10%), but in no event less than Twenty Six Thousand Dollars ($26,000) per month, until such additional investment is fully paid by MAS, during the Term of this Service Agreement, including any extensions thereof.

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                                                                              11


            (c) If MAS purchases additional equipment for the Call Center with AD's consent, MAS may bill AD for the actual cost of such equipment.

            (d) MAS may bill AD for the actual cost of expenses such as overnight deliveries, postage, long distance telephone charges, facsimiles and miscellaneous office supplies, such as pencils, pens, paper, etc.

            (e) Except for Post Start-up Period rent charges ($5,000 per month), MAS shall not bill AD for any general overhead expenses including, but not limited to, electric charges, building maintenance and local telephone charges.

            (f) AD shall prepay MAS's payroll for Physicians, Health Staff and Supervisory Personnel pursuant to the following procedure: not less than seventy two (72) hours prior to the date payroll checks are to be distributed, MAS shall provide AD, in writing, the amount of the payroll; (ii) not less than twenty four (24) hours prior to the date payroll checks are to be distributed, AD shall transfer to MAS an amount sufficient to pay the payroll. AD's failure to prepay the payroll in accordance with this Section 16(f) shall constitute a breach of this Service Agreement by AD.

            17. Additional Locations.

            (a) In the event MAS is unable to adequately staff all of AD's Call Center needs at the MAS Office location, AD shall open additional call centers at other locations.

            (b) MAS shall have the responsibility for recruiting, training and supervising Physicians and Health Staff at any such additional location.

            (c) AD and MAS shall mutually agree upon any additional costs (including costs of additional supervisory personnel) MAS may incur in its operation of additional Call Center locations.

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                                                                              12


MAS shall charge AD in accordance with Section 16 above for any such additional costs.

            18. Noncompetition.

            (a) During the term of this Service Agreement and provided that MAS is not in default hereunder, MAS has the exclusive right to provide Call Center services to AD, and AD shall not operate any competing Call Center.

            (b) During the term of this Service Agreement and for a period of one (1) year after the termination of this Service Agreement, AD shall not compete with MAS in any of MAS's core business activities, including specifically, MAS's "800 Series" and "900" voice telephone services.

            (c) During the term of this Service Agreement, and for a period of one (1) year after the termination of this Service Agreement, MAS shall not compete with AD by providing real time medical information and related services via the Internet.

            (d) In the event this Service Agreement is terminated for any reason, AD may contract with or employ the Physicians and Health Staff dedicated primarily to the AD Call Center. In no event shall AD recruit, contract with or employ any member of MAS's staff, including MAS Physicians, not dedicated primarily to the AD Call Center.

            19. MAS Standard of Care. MAS shall use reasonable business efforts to operate the Call Center efficiently and effectively and to comply with all of the protocols and procedures agreed to between AD and MAS. MAS shall take care to ensure that the Physicians and Health Staff comply with AD's protocols and procedures such that AD does not engage in the practice of medicine or any other health related field. MAS has not violated its standard of care pursuant to this
Section 19 if it complies with all of the protocols and procedures agreed to between AD and MAS but nevertheless, a

Physician(s) or member(s) of the Health Staff is/are found to have engaged in the practice of medicine or some other health related field.

            20. Indemnification. AD hereby agrees to indemnify, hold harmless and defend MAS, the Physicians and/or the Health Staff from and against any and all claims of any nature whatsoever arising directly from the operation of the Call Center brought against MAS, any Physician or member of the Health Staff provided that there is no finding that MAS, the Physicians and/or the Health Staff have not complied with all of the protocols and procedures for operating the Call Center agreed to between MAS and AD. AD shall maintain general liability business insurance with coverage limits of $1,000,000 per occurrence and $3,000,000 in the aggregate.

            21. Operations Committee; Operational Criteria. During the term of this Service Agreement, the Board of Directors of AD shall appoint a Call Center Operations Committee (the "Operations Committee") consisting of three (3) members. The Operations Committee shall be composed of Scott Rifkin, the PRWW Board Representative and the MAS Board Representative. The Operations Committee shall establish reasonable performance criteria that MAS must comply with under this Service Agreement (the "Performance Criteria"). The Performance Criteria shall change from time to time. The Operations Committee shall present proposed Performance Criteria to MAS in writing, and MAS shall have five (5) business days to comment upon the proposed Performance Criteria. Within five (5) business days of MAS's response to the proposed Performance Criteria, the Operations Committee shall present MAS with the written Performance Criteria with which MAS shall comply until such time as the Operations Committee amends or modifies the performance criteria.

            22. Default by MAS.

            (a) The failure of MAS to comply with any of the terms of this Service Agreement including, but not limited to, the failure to comply with the Performance Criteria, described in Section 21 above, shall constitute a breach of the Service Agreement by MAS. MAS shall be deemed to have failed to comply with the Performance Criteria if two (2) of the three (3) members of the Operations Committee determine that there is noncompliance. In such event, the Operations Committee shall give MAS written notice of such noncompliance, which written notice shall specify the nature of such noncompliance (the "Notice of Noncompliance"). MAS shall have fifteen (15) days after receipt of the Notice of Noncompliance to cure such noncompliance. If two (2) of the three (3) members of the Operations Committee determine that MAS has failed to cure in accordance with the Notice of Noncompliance, the Operations Committee shall so notify MAS in writing and MAS shall be in breach of this Service Agreement.

            (b) Upon MAS's breach of this Service Agreement, this Service Agreement shall automatically terminate. Upon termination, AD may, at its sole option, take any or all of the following actions:

                  (i) Subject to Section 29 herein, pursue any and all remedies available by law including damages;

                  (ii) Take possession of all Call Center Equipment owned by AD pursuant to Section 22(d) below;

                  (iii) In accordance with and subject to the provisions of
            Section 18(d), contract with or employ the Physicians and/or Health Staff; and

                  (iv) Take any and all other actions AD deems in its best
            interest to facilitate
            the continued operation of the AD Call Center.

            (c) Upon termination, AD shall promptly deliver to MAS the balance of any shares paid for and due MAS pursuant to Section 14 herein.

            (d) Upon the termination of this Service Agreement, MAS shall have the right to purchase the balance of the MAS Stock then unpaid for by paying the remaining balance of the Stock Purchase Price to AD in cash within thirty (30) days of the termination of the Service Agreement. Upon payment by MAS of the balance of the Stock Purchase Price, AD shall promptly deliver the balance of the MAS Stock to MAS.

            (e) Upon termination of this Service Agreement, MAS shall cooperate with AD in order to effect an orderly transition of the Call Center from MAS to AD or AD's designee. MAS shall continue to operate the Call Center for a period of thirty (30) days after termination. MAS shall surrender and turnover the AD Call Center Equipment within such thirty (30) day period. If MAS fails to turnover the Equipment in a timely manner, then AD or its designee may enter the MAS Office and remove the AD Call Center Equipment. AD shall take care to remove the Equipment in a manner which will cause the least disruption to MAS's core business services.

            (f) In the event AD wrongfully terminates or otherwise breaches this Service Agreement, subject to Section 29 herein, MAS may pursue any and all remedies available by law including seeking damages.

            23. Independent Contractors.

            (a) In the event that any State or Federal taxing authority asserts that the Physicians and/or Health Staff are employees of MAS (or an MAS subsidiary or affiliate), MAS shall immediately so notify AD in writing. AD may, in its discretion, participate in any negotiation or litigation with such taxing authority. If AD wishes to challenge the taxing authority, AD shall be responsible for the costs of such challenge, including any costs incurred by MAS. If it is determined that the Physicians and/or Health Staff are employees and not independent contractors, AD shall be responsible to reimburse MAS and pay for any payroll withholding or other taxes associated with the employment of the Physicians and/or Health Staff.

            (b) AD, in its sole discretion, may require MAS to treat the Physician and/or Health Staff as employees rather than independent contractors. In such event, AD shall pre-pay, pursuant to Section 16(f) herein, all sums required to comply with state and federal withholding obligations.

            24. AD Responsibilities to MAS.

            (a) In addition to all of AD's obligations set forth above, AD shall do the following:

                  (i) Jointly develop a program with MAS to promote and market at no cost to MAS, MAS's core programs and lines of business on AD's site on AOL;

                  (ii) Participate in the marketing of MAS's 800 Series
            telephone product so long as such participation results in no financial costs to AD, is limited to the referral of AD users to the MAS 800 Series telephone service, and is determined by AD's Board as not being detrimental to AD;

                  (iii) Provide direct links from the AD site on AOL to MAS's website(s);

                  (iv) Include the MAS sponsored Doc-Talk, LLC. 800 Series
            telephone
            service in its banner advertisement cycle on the AD main page at no cost to MAS;

                  (v) Enter into a joint venture with MAS for the purpose of the marketing and sales of MAS's premium services to corporations, insurance companies, HMO's, medical institutions, sophisticated medical consumers and medically troubled populations; and

                  (vi) Analyze with MAS and, if feasible, pursue the marketing and sales of MAS's premium services in international markets.

            25. Additional Stock Purchase by MAS. AD, in its sole and absolute discretion, may request MAS to contribute up to an additional Five Hundred Thousand Dollars ($500,000) of ongoing services in accordance with the terms of this Service Agreement (the "Additional Services") in exchange for additional common stock in AD (the "Additional MAS Stock"). The valuation of the Additional MAS Stock shall be set by the AD Board of Directors. MAS, in its sole and absolute discretion, may agree to perform the Additional Services, or may decline to do so.

            26. Eligibility for AD Stock Options. To the extent permitted by law and the corporate Bylaws of AD, the MAS Supervisory Personnel, the Physicians and the Health Staff shall be eligible for the AD employer stock option plan, at the sole and absolute discretion of the AD Board and Compensation Committee.

            27. Representations. Warranties and Disclaimers.

            (a) AD is a corporation duly incorporated under the laws of the State of Delaware and is authorized to enter into this Service Agreement.

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                                                                              18


            (b) MAS is a corporation duly incorporated under the laws of the State of Delaware and is authorized to enter into this Service Agreement.

            (c) The parties hereto understand and agree that Doc-Talk, LLC is an affiliate of MAS which has been formed for the purpose of marketing premium medical services telephonically and via the Internet.

            (d) Except as specifically provided herein, this Service Agreement does not constitute a joint venture between MAS and AD.

            28. Force Majeure. Neither party hereunder shall be liable to the other for any failure or delay in performance of its obligations under this Service Agreement due to causes beyond the reasonable control of the party in question such as governmental action or rioting, civil commotion, fire, flood, epidemic or other act of God. Performance of the contractual obligation which has been delayed by the force majeure shall be deemed suspended only for a period equal to the delay caused by such event.

            29. Arbitration and Governing Law.

            (a) This Service Agreement shall be governed and construed in accordance with the laws of the State of Maryland.

            (b) In the event the parties have any material dispute under this Service Agreement, the parties hereby agree to submit any such dispute to binding arbitration in the State of Maryland.

            30. Assignment.

            (a) MAS may not assign this Service Agreement or any of its obligations and rights under this Service Agreement to any party without the express written consent of AD.

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            (b) AD may assign its rights and obligations under this Service
Agreement to a third party provided such third party agrees to comply with all of the terms of this Service Agreement.

            31. Notices. All notices and demands required or permitted to be given by either party to the other under this Service Agreement shall be in writing, sent certified mail, return receipt requested, postage prepaid, or by Federal Express or other reputable overnight courier service, or by hand delivery and shall be deemed to have been received upon hand delivery, or one
(1) business day following deposit with Federal Express or other reputable overnight courier service, or three (3) days following deposit in the U.S. Mail if sent by certified mail to the address shown below or to such other address as either party may designate by notice to the other.

                  Medical Advisory Systems, Inc.
                  8050 Southern Maryland Boulevard
                  Owings, Maryland 20736

                  America s Doctor, Inc.
                  11403 Cronridge Drive
                  Suite 200
                  Owings Mills, Maryland 21117

            32. Amendment of the Service Agreement. No amendment of this Service Agreement shall be valid and binding unless set forth in writing and duly executed by all of the parties hereto.

            33. Severability. Any provision of this Service Agreement which shall prove to be invalid, void or illegal shall inno way affect, impair or invalidate any other provision hereof and such other provision shall remain in full force and effect.

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                            (CONTINUED ON NEXT PAGE)

                                        AMERICA'S DOCTOR, INC.

                                        By: /s/ Scott Rifkin
                                           -------------------------------------
                                           Scott Rifkin, M.D.
                                        Its: Chairman


                                        MEDICAL ADVISORY SYSTEMS, INC.

                                        By: /s/ Ronald Pickett
                                           -------------------------------------
                                           Ronald Pickett
                                        Its: President


READ and AGREED:

Premier Research Worldwide

By: /s/ Fred Powell
    -------------------------------
    Fred Powell
Its: Chief Financial Officer